                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                          OMNIQUIP INTERNATIONAL, INC.
                                       AT

                              $21.00 NET PER SHARE

                                       BY

                          TELESCOPE ACQUISITION INC.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                  TEXTRON INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 24, 1999, UNLESS THE OFFER IS EXTENDED.

                           -------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), AND THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS"), OF OMNIQUIP INTERNATIONAL, INC. (THE "COMPANY"), WHICH CONSTITUTES MORE THAN 50% OF THE SHARES (DETERMINED ON A FULLY-DILUTED BASIS) THEN OUTSTANDING AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 11 AND 15.
                           -------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares and the associated Rights issued pursuant to the Rights Agreement, dated as of August 21, 1998, as amended (as so amended, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares (and Rights, if applicable) and any other required documents to the Depositary or tender such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares (and Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares (and Rights) and whose certificates representing such Shares (and Rights, if applicable) are not immediately available, or who cannot deliver the certificates for Shares (and Rights, if applicable) and all other required documents to reach the Depository on or prior to the Expiration Date (as defined herein), or who cannot comply with the procedure for book-entry transfer on a timely basis may tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Salomon Smith Barney Inc. (the "Dealer Manager") or to D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
August 27, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................     1
THE OFFER...................................................     3
   1.  Terms of the Offer; Expiration Date..................     3
   2.  Acceptance for Payment and Payment for Shares........     5
   3.  Procedure for Tendering Shares and Rights............     6
   4.  Withdrawal Rights....................................    10
   5.  Certain Federal Income Tax Consequences..............    11
   6.  Price Range of Shares; Dividends.....................    12
   7.  Certain Information Concerning the Company...........    13
   8.  Certain Information Concerning the Purchaser and
     Parent.................................................    16
   9.  Source and Amount of Funds...........................    19
  10.  Background of the Offer; Contacts with the Company...    20
  11.  The Merger Agreement, Stock Purchase Agreements and
       Discussions Regarding Employment.....................    23
  12.  Purpose of the Offer; the Merger; Plans for the
       Company; Rights Agreement............................    35
  13.  Dividends and Distributions..........................    38
  14.  Effect of the Offer on the Market for the Shares,
       Nasdaq Listing and Exchange Act Registration.........    38
  15.  Certain Conditions of the Offer......................    39
  16.  Certain Legal Matters and Regulatory Approvals.......    41
  17.  Fees and Expenses....................................    43
  18.  Miscellaneous........................................    43
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS..............   I-1
SCHEDULE II -- CERTAIN INFORMATION REGARDING PURCHASES OF
  SHARES OF COMPANY COMMON STOCK BY PARENT AND ITS
  SUBSIDIARIES..............................................  II-1

To the Stockholders of
OmniQuip International, Inc.

                                  INTRODUCTION

     Telescope Acquisition Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Textron Inc., a Delaware corporation (the "Parent" or "Textron"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), and the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 21, 1998, as amended (as so amended, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, of OmniQuip International, Inc., a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as amended from time to time, constitute the "Offer"). The Rights Agreement is described in greater detail below in
Section 12. Unless the context requires otherwise, all references in this Offer to Purchase to Shares shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the stockholders of the Company or to holders of the Rights pursuant to the Rights Agreement. In connection with the Merger Agreement (as defined below), the Company has amended the Rights Agreement so that (a) the execution of the Merger Agreement, the Stock Purchase Agreements (as defined below) and the consummation of the transactions contemplated by such agreements, do not (i) give any holder of Rights or any other person any right, remedy or claim under the Rights Agreement, (ii) result in the Parent or the Purchaser becoming an Acquiring Person (as defined in the Rights Agreement) or (iii) result in the occurrence of a Distribution Date or a Stock Acquisition Date (each as defined in the Rights Agreement) and (b) the Rights will expire at the earliest of (i) the close of business on the Final Expiration Date (as defined in the Rights Agreement), (ii) the time at which the Rights are redeemed as provided in
Section 23 of the Rights Agreement and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement). Unless and until the Distribution Date occurs, the Rights will be transferred with and only with the Shares and, therefore, the surrender for transfer of any of the certificates representing Shares (the "Share Certificates"), including upon acceptance for payment of such Shares pursuant to the Offer, will also constitute the surrender for transfer of the Rights associated with the Shares represented by such Share Certificates. See Section 12.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares and Rights pursuant to the Offer. The Purchaser will pay all fees and expenses of Salomon Smith Barney Inc., which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Citibank, N.A. which is acting as the Depositary (in such capacity, the "Depositary"), and D.F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED

BELOW), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES AND THE ASSOCIATED RIGHTS TO THE PURCHASER PURSUANT TO THE OFFER.

     The Board of Directors has received the written opinion dated August 21, 1999 of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $21.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than the Parent, the Purchaser or any direct or indirectly wholly owned subsidiary of the Parent or the Purchaser) is fair to such holders from a financial point of view. A copy of the written opinion of Morgan Stanley is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) SUCH NUMBER OF SHARES WHICH CONSTITUTES MORE THAN 50% OF THE SHARES (DETERMINED ON A FULLY DILUTED BASIS) THEN OUTSTANDING (THE "MINIMUM CONDITION") AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") (THE "HSR ACT CONDITION"). SEE SECTIONS 1, 11 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 21, 1999 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease. See Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company and Shares owned by the Parent, the Purchaser or any other direct or indirectly wholly owned subsidiary of the Parent or the Purchaser, which shall be cancelled, and (ii) Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be cancelled, extinguished and converted into and become a right to receive $21.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     The Merger Agreement is more fully described in Section 11. Certain Federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     The Company has represented to the Parent and the Purchaser that, as of the close of business on August 20, 1999, there were 14,277,500 Shares issued and outstanding and 1,093,325 Shares issuable upon exercise of outstanding options. Based upon the foregoing, the Purchaser believes that approximately 7,685,413 Shares constitutes 50% of the outstanding Shares on a fully diluted basis.

     On August 21, 1999, Purchaser acquired 346,275 shares from P. Enoch Stiff, President and Chief Executive Officer of the Company, and 63,938 shares from Curtis J. Laetz, Senior Vice President, Chief Administrative Officer and Assistant Secretary of the Company, for $21.00 per Share, subject to the terms and conditions of the Stock Purchase Agreements entered into by the Purchaser with each of Messrs. Stiff and Laetz. The Stock Purchase Agreements (as defined in Section 11) are more fully described in Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, September 24, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE HSR ACT CONDITION AND CERTAIN OTHER CONDITIONS. SEE
SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MODIFY THE TERMS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT DESCRIBED IN THE NEXT TWO PARAGRAPHS, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (ii) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (iii) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to
(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, the Purchaser has agreed with the Company that it will not, without the prior written consent of the Company, (i) decrease the price per Share payable in the Offer to below $21.00, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) impose conditions to the Offer in addition to the Offer conditions set forth in Annex A to the Merger Agreement (the "Offer Conditions") or modify the Offer conditions in a manner adverse to the holders of Shares or (v) amend any other term of the Offer in a manner adverse to the holders of the Shares (provided that a waiver by Purchaser of any condition other than the Minimum Condition shall not be deemed to be adverse to the holders of the Shares).

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived (and, at the request of the Company, Purchaser shall, subject to Purchaser's right to terminate the Merger Agreement pursuant to
Article IX thereof, extend the Offer for additional periods, unless the only conditions not satisfied or earlier waived on the then scheduled expiration date are one or more of the Minimum Condition and the conditions set forth in paragraph (b) of the Offer Conditions, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer, and (y) if paragraph (b) of the Offer Conditions has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 10 calendar days after Purchaser has furnished the Company written notice of such failure) and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. The rights reserved by the Purchaser in this Section 1 are in addition to the Purchaser's rights to terminate the Offer pursuant to
Section 15.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment Shares that have been validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the Minimum Condition and the HSR Act Condition. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates and, if applicable, certificates evidencing the Rights ("Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     PRIOR TO A DISTRIBUTION DATE, A VALID TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. See Sections 3 and 12.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares and Rights pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares and Rights accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares and Rights have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES AND RIGHTS BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares and Rights tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares and Rights tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in
Section 4.

     If any tendered Shares and Rights are not accepted for payment for any reason or if Share Certificates are submitted for more Shares and Rights than are tendered, Share Certificates evidencing unpurchased or untendered Shares and Rights will be returned without expense to the tendering stockholder (or, in the case of Shares and Rights tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares and Rights will be credited to an account maintained at such Book-Entry Transfer Facility), in each case with the related Rights Certificates, if any, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to the increase in consideration.

     The Purchaser reserves the right to transfer or assign to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, the right to purchase all of the Shares and Rights tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares and Rights validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES AND RIGHTS.

     Valid Tenders. Except as set forth below, in order for Shares and Rights to be validly tendered pursuant to the Offer, either (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and Rights, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration

Date and either (i) Share Certificates and Rights Certificates, if applicable, evidencing tendered Shares and Rights must be received by the Depositary at such address or such (ii) Shares and Rights must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (b) the guaranteed delivery procedures described below must be complied with by tendering stockholders.

     Rights Certificates. PRIOR TO A DISTRIBUTION DATE, A VALID TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. If the Distribution Date has occurred and Rights Certificates have been distributed to such holders prior to the date of tender pursuant to the Offer, Rights Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. A tender of Shares without Rights Certificates constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. See Section 1.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary will make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility as soon as practicable. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedure will also apply to Rights. However, no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery is not available and if separate Rights Certificates have been issued, a tendering stockholder is not relieved of delivery requirements hereunder and thus will be required to tender Rights by means of actual physical delivery of Rights Certificates to the Depositary or pursuant to the guaranteed delivery procedures set forth below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND RIGHTS CERTIFICATES, IF APPLICABLE, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER,

BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares and Rights are tendered
(i) by a registered holder of Shares and Rights who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates and Rights Certificates, if applicable, are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates and Rights Certificates, if applicable, not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates and Rights Certificate, if applicable, must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates and Rights Certificates, if applicable, are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates and Rights Certificates, if applicable, are not immediately available, or such stockholder cannot deliver the Share Certificates and Rights Certificates, if applicable, and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares and Rights may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates and Rights Certificates, if applicable (or a Book-Entry Confirmation), representing all tendered Shares and Rights in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares and Rights tendered within the meaning of, and that the tender of the Shares and Rights effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates and Rights Certificates, if applicable, for, or of Book-Entry Confirmation with respect to, such Shares and Rights, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates and Rights Certificates, if applicable, or Book-Entry Confirmations with respect to such Shares and Rights are received into the Depositary's account at a Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares and Rights tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or Rights or other securities issued or issuable in respect of such Shares or Rights on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares and Rights for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and Rights (and such other Shares, Rights and other securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and Rights (and such other Shares, Rights and other securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares and Rights, the Purchaser must be able to exercise full voting rights with respect to such Shares, Rights and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and Rights will be determined by the Purchaser in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the provisions of the Merger Agreement) or any defect or irregularity in any tender of Shares and Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares and Rights tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares and Rights within the meaning of, and that the tender of the Shares and Rights complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares and Rights made pursuant to the Offer are irrevocable, except that Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 25, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares and Rights or is unable to purchase Shares and Rights validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or Rights. If Share Certificates or Rights Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares or Rights have been tendered for the account of an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares and Rights may not be rescinded. Any Shares and Rights properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, insurance companies, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who are not citizens or residents of the United States, tax-exempt entities, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares and the associated Rights tendered by the stockholder and purchased pursuant to the Offer or the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed on the Nasdaq National Market under the symbol "OMQP" and have traded since March 21, 1997. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the Nasdaq National Market as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "1998 Annual Report") with respect to the fiscal years covered by such Annual Report and as reported by Bloomberg L.P. thereafter and the amount of cash dividends paid or declared per Share for each quarter based on publicly available sources.

                                                      HIGH    LOW     DIVIDENDS
                                                      ----    ----    ---------
Fiscal 1997:
  Second Quarter (beginning March 21, 1997).........  $14 5/8 $14 1/4   $  --
  Third Quarter.....................................  $24 1/4 $11 7/8   $  --
  Fourth Quarter....................................  $25 5/8 $11 1/8   $0.01
Fiscal 1998:
  First Quarter.....................................  $21 1/4 $15 1/2   $0.01
  Second Quarter....................................  $26 5/8 $19 1/2   $0.01
  Third Quarter.....................................  $25 3/4 $17 1/4   $0.01
  Fourth Quarter....................................  $19 1/4 $  9      $0.01
Fiscal 1999:
  First Quarter.....................................  $ 17    $8 5/8    $0.01
  Second Quarter....................................  $15 1/2 $9 1/2    $0.01
  Third Quarter.....................................  $13 1/4 $  7      $0.01
  Fourth Quarter (through August 25, 1999)..........  $20 3/4 $7 1/2    $0.01

     On July 23, 1999, one month prior to announcement of the Offer, the closing sale price per Share of the Company's common stock reported on the Nasdaq National Market was $8.125. On August 20, 1999, the last full trading day prior to announcement of the Offer, the closing sale price per Share of the Company's common stock reported on the Nasdaq National Market was $13.125. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Pursuant to the Merger Agreement, the Company, among other things, has agreed that it will not declare or pay dividends on, or make other distributions in respect of, the Shares, other than the regular quarterly cash dividend on the Shares of $0.01 per Share, payable on September 30, 1999 to holders of record on September 15, 1999, which dividend was declared on August 10, 1999. Tendering stockholders who are holders of record on September 15, 1999 will be entitled to receive and retain such regular quarterly dividend regardless of when Shares are tendered or accepted for payment pursuant to the Offer.

     The Rights are currently attached to the outstanding Shares and may not be traded separately. If a Distribution Date occurs, the Rights could begin trading separately from the Shares. See Section 12. IN SUCH EVENT, STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION, IF ANY, FOR THE RIGHTS. Holders of Shares are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date occurs, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase has been furnished by the Company or has been taken from or based upon the 1998 Annual Report and other publicly available documents and records on file with the Commission and other public sources. Although the Purchaser does not have any knowledge that would indicate that any information concerning the Company contained in such documents and records is untrue, the Purchaser does not assume any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any information concerning the Company, but which are unknown to the Parent and the Purchaser.

     General. The Company was incorporated in Delaware on May 16, 1995. The Company's principal executive offices are located at 222 East Main Street, Port Washington, Wisconsin 53074, and its telephone number is (414) 268-8965. As of August 20, 1999, the Company has approximately 1,600 employees.

     The Company is the largest North American manufacturer of telescopic material handlers and one of the leading North American producers of aerial work platforms. Other products manufactured by the Company include skid steer loaders and a range of other material handling equipment. OmniQuip's products are used in a variety of applications for construction, industrial, maintenance, military and agricultural markets. The Company's principal products are marketed under the SKY TRAK, LULL, SNORKELIFT and WILDCAT brand names.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years which were derived from the 1998 Annual Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and Nasdaq in the manner set forth below.

                          OMNIQUIP INTERNATIONAL, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                FISCAL YEAR ENDED SEPTEMBER 30,
                                                --------------------------------
                                                1998(1)     1997(2)     1996(3)
                                                --------    --------    --------
STATEMENT OF OPERATIONS DATA:
Net sales.....................................  $455,653    $264,213    $124,861
Cost of sales.................................   349,584     192,270      92,688
                                                --------    --------    --------
Gross profit..................................   106,069      71,943      32,173
Selling, general and administrative
  expenses....................................    47,365      27,717      16,311
                                                --------    --------    --------
Operating income..............................    58,704      44,226      15,862
Interest expense..............................    10,261       6,106       3,434
Other finance charges.........................     2,553       2,182       2,012
                                                --------    --------    --------
Income before income taxes....................    45,890      35,938      10,416
Provision for income taxes....................    18,547      14,556       4,060
                                                --------    --------    --------
Income before extraordinary item..............    27,343      21,382       6,356
Extraordinary item, net(4)....................      (545)       (782)       (314)
Net income....................................  $ 26,798    $ 20,600    $  6,042
                                                --------    --------    --------
Basic Earnings Per Share:
  Income before extraordinary item............  $   1.92    $   1.66    $   0.56
  Extraordinary item(4).......................     (0.04)      (0.06)      (0.03)
                                                --------    --------    --------
  Net income..................................  $   1.88    $   1.60    $   0.53
                                                --------    --------    --------
Diluted Earnings Per Share:
  Income before extraordinary item............  $   1.90    $   1.66    $   0.56
  Extraordinary item(4).......................     (0.04)      (0.06)      (0.03)
                                                --------    --------    --------
  Net income..................................  $   1.86    $   1.60    $   0.53
                                                --------    --------    --------
Dividends Per Share...........................  $   0.04    $   0.01    $   0.00
                                                --------    --------    --------
Weighted average number of shares outstanding:
  Basic.......................................    14,261      12,845      11,250
  Diluted.....................................    14,392      12,905      11,250
BALANCE SHEET DATA:
Working capital...............................  $ 58,892    $ 14,402    $ 13,393
Total assets..................................   316,462     144,298     139,580
Short-term debt...............................    13,750       8,625       3,875
Long-term debt................................   124,250      25,609      84,566
Total Stockholders' equity....................    94,969      70,398(5)   12,425(5)

-------------------------

(1) Amounts as of and for the fiscal year ended September 30, 1998 reflect the acquisition of Snorkel on November 17, 1997.
(2) Amounts as of and for the fiscal year ended September 30, 1997 reflect the effects of the Company's initial public offering of common shares on March 20, 1997.
(3) Amounts as of and for the fiscal year ended September 30, 1996 reflect the acquisition of Lull on August 15, 1996.
(4) Amount in fiscal year 1998 reflects the write-off of deferred finance charges, net of $371 of income tax benefits, in connection with the refinancing of debt. Amount in fiscal 1997 reflects the write-off of deferred finance charges, net of $521 of income tax benefits, in connection with the refinancing of debt. Amount in fiscal year 1996 reflects the write-off of deferred finance charges, net of $200 of income tax benefits, in connection with the refinancing of debt.
(5) The change in stockholders' equity as of September 30, 1997 versus September 30, 1996 includes $37,156 of proceeds from the Company's initial public offering of common stock which was completed in March 1997.

     Other Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     Certain Projections. To the knowledge of the Parent and the Purchaser, the Company does not as a matter of course make public forecasts as to its future operating performance. However, in connection with the Parent's and the Purchaser's business investigation of the Company and during the course of negotiations between the Parent and the Purchaser, the Company and their respective advisors described in Section 10 of this Offer to Purchase, as well as negotiations with respect to the Stock Purchase Agreements described in
Section 11, the Company provided the Parent and the Purchaser with certain projections of future operating performance of the Company which the Parent and the Purchaser believe are not publicly available. Neither the Parent nor the Purchaser has verified the accuracy of such projections. Such projections covered the period through the fiscal year ending September 30, 2000 (the Company has not provided Parent or Purchaser with projections for periods following such date) and, among other things, contained the following information regarding the Company's future consolidated operating results:

                                                               FISCAL YEAR ENDING
                                                                 SEPTEMBER 30,
                                                           --------------------------
                                                              1999           2000
                                                           -----------    -----------
                                                           (IN THOUSANDS OF DOLLARS)
                                                                  (PROJECTED)
Net Sales................................................   $524,355       $567,171
Operating Profit.........................................     44,980         80,753
Net Income...............................................     17,461         37,468

     It is the understanding of the Parent and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines of the American Institute of Certified Public Accountants regarding projections or forecasts. The foregoing summary of the projections is included herein only because such information was provided to the Parent and the Purchaser as described above.

     THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE PARENT AND THE PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO THE PARENT AND THE PURCHASER WERE BASED) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING PURPOSES AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO THE PARENT OR THE PURCHASER), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WAS SUBJECT TO APPROVAL BY EITHER THE PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE FOREGOING SUMMARY OF THE PROJECTIONS IN THIS OFFER TO PURCHASE SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF THE PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF THE PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF THE PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES ARISING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

     8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser. The Purchaser is a newly formed Delaware corporation organized at the direction of the Parent in connection with the Offer and the Merger. The address of the Purchaser is the same as the address of the Parent.

     The Parent. The Parent is a Delaware corporation that was incorporated on July 31, 1967 as a successor to a Rhode Island corporation which was incorporated in 1928. The Parent is a global multi-industry company with operations in four business segments --

Aircraft, Automotive, Industrial and Finance. Textron consists of two borrowing groups, Textron Finance and Textron Manufacturing. Textron Finance consists of Textron Financial Corporation consolidated with its subsidiaries, which are the entities through which Textron operates in the Finance segment. Textron Manufacturing is Textron Inc., the parent company, consolidated with the entities through which Textron operates in the Aircraft, Automotive and Industrial business segments.

     The Parent's principal executive offices are located at 40 Westminster Street, Providence, R.I. 02903. The telephone number of the Parent at such offices is (401) 421-2800.

     Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries for the Parent's last three fiscal years which should be read in conjunction with the financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 (the "Form 10-K") filed by the Parent with the Commission. Certain prior year balances have been reclassified to conform to the current year presentation. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Parent with the Commission, and the following financial data should be read in conjunction with such reports and other documents, including the financial information and related notes contained therein.

                                  TEXTRON INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
       (ALL DOLLAR AND SHARE AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  YEAR
                                                    --------------------------------
                                                      1998        1997        1996
                                                    --------    --------    --------
INCOME STATEMENT DATA:
Textron Manufacturing
  Revenues........................................  $  9,316    $  8,333    $  7,179
  Cost and Expenses
     Cost of sales................................     7,572       6,836       5,837
     Selling and administrative...................       958         840         761
     Interest expense.............................       146         117         137
     Gain on sale of division.....................       (97)         --          --
     Special charges..............................        87          --          --
                                                    --------    --------    --------
       Total costs and expenses...................     8,666       7,793       6,735
                                                    --------    --------    --------
  Textron Manufacturing income....................       650         540         444
                                                    --------    --------    --------
Textron Finance
  Revenues........................................       367         350         327
  Cost and Expenses
     Interest.....................................       155         153         147
     Selling and administrative...................        79          66          58
     Provision for losses on collection of finance
       receivables................................        20          23          26
                                                    --------    --------    --------
       Total costs and expenses...................       254         242         231
                                                    --------    --------    --------
  Textron Finance income..........................       113         108          96
                                                    --------    --------    --------
Income from continuing operations before income
  taxes and distributions on preferred securities
  of subsidiary trust.............................       763         648         540
Income taxes......................................      (294)       (250)       (211)
Distribution on preferred securities of subsidiary
  trust, net of income taxes......................       (26)        (26)        (23)
                                                    --------    --------    --------
Income from continuing operations.................       443         372         306
Discontinued operations, net of income taxes:
Income from operations............................       165         186         192
Loss on disposal(1)...............................        --          --        (245)
                                                    --------    --------    --------
Net income........................................  $    608    $    558    $    253
                                                    ========    ========    ========
Basic income from continuing operations per
  share(2)........................................  $   2.74    $   2.25    $   1.82
                                                    --------    --------    --------
Diluted income from continuing operations per
  share(2)........................................  $   2.68    $   2.19    $   1.78
                                                    --------    --------    --------
Weighted average number of shares outstanding:
  Basic...........................................   161,254     164,830     167,453
  Diluted.........................................   165,374     169,503     171,652
BALANCE SHEET DATA (AT PERIOD END):
Total assets......................................  $ 13,721    $ 11,330    $ 11,514
Total liabilities.................................    10,241       7,619       7,848
Preferred securities of subsidiary trust..........       483         483         483
Total shareholders' equity........................     2,997       3,228       3,183

-------------------------
(1) In 1996, Textron agreed to sell Paul Revere Corporation, resulting in a net after tax loss of $245 million

(2) Basic and diluted income from continuing operations per share reflects the effect of the two-for-one stock split in the form of a stock dividend paid in May 1997.

     Textron is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The financial statements set forth in Item 1 of Textron's Quarterly Report on Form 10-Q for the period ended July 3, 1999 and in Item 8 of Textron's Annual Report on Form 10-K for the year ended January 2, 1999 are incorporated herein by reference.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth on Schedule I hereto.

     None of the Purchaser, the Parent nor, to the best knowledge of Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days, other than as set forth in Section 11 and in Schedule II.

     Except as set forth in this Offer to Purchase, since March 21, 1997 there have been no (i) transactions or series of similar transactions between any of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its affiliates which are corporations or executive officers, directors or affiliates of the Company which are not corporations, on the other hand, involving an aggregate amount exceeding $40,000 or (ii) contacts, negotiations or transactions between any of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, in each case other than as described in
Section 11 or in Schedule II.

     9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase all of the outstanding Shares and pay related fees and expenses is expected to be approximately $320 million. The Purchaser will obtain such funds through capital contributions by the Parent. Parent anticipates funding the capital contributions through one or more of a combination of cash on hand, internally generated funds, private or public sales of notes and arranged bank credit facilities. The Purchaser has not conditioned the Offer on obtaining financing.

     The Parent is party to an unsecured revolving 5-year credit facility dated as of April 1, 1998. The revolving credit facility is provided by a group of lenders and Morgan Guaranty Trust Company of New York as administrative agent (the "Agent"). The revolving credit facility allows the Parent to borrow up to $1 billion through the incurrence of revolving credit loans or bid loans. Amounts borrowed (other than the bid loans) pursuant to the revolving credit facility bear interest at the following rates per annum, at the Parent's option:
(i) the higher of (a) the Federal Funds Effective Rate as published by the Federal Reserve Bank of New York plus 0.5% and (b) the prime commercial lending rate announced by the Agent from time to time ranging from .075% to .300% as specified in the revolving credit facility. The Parent has agreed to pay a facility fee ranging from .075% to .150% per annum on the daily average commitment whether used or unused as specified in the revolving credit facility and an annual administration fee. The covenants in the revolving credit facility, among other things, restrict the Parent from liens other than as permitted under the revolving credit facility. In addition, the revolving credit facility requires that the Parent and its restricted subsidiaries, on a consolidated basis, satisfy an interest coverage test and a minimum net worth test.

     It is anticipated that any indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries), bank refinancing or other sources. No final decisions have been made, however, concerning the method Parent will employ to repay any such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In early August 1998, the Company received separate informal inquiries, from two publicly traded participants in the construction equipment industry ("Company 1" and "Company 2"), expressing an interest in exploring a possible business combination with, or acquisition of, the Company. In light of such inquiries, the Board of Directors appointed a special committee of directors (the "Special Committee") to oversee inquiries received by the Company concerning possible business combinations and to review steps that might be taken to address the Company's stock price, which had fallen sharply from early June 1998 to mid-August 1998. Separately, another special committee of the Board of Directors had been appointed in July 1998 to evaluate the desirability of adopting a stockholders' rights plan. That special committee engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") to assist it in evaluating the desirability of adopting a stockholder rights plan and the terms thereof. On August 21, 1998, that special committee recommended to the Board of Directors, and the Board of Directors approved, the adoption of the Rights Agreement.

     From late August to early October 1998, the Special Committee met on several occasions, consulted with the Company's financial and legal advisors and considered various alternatives to enhance stockholder value and protect stockholder interests. Although follow-up discussions between representatives of Company 1 and Company 2 occurred, no formal process was initiated and the Special Committee, as well as the Board of Directors, determined that it would not be in the best interests of the Company and its stockholders to pursue further any possible business combination or sale of the Company at that time.

     During the first several weeks of 1999, the Company's share price traded down by over 25% from the closing share price at the end of 1998. On February 5, 1999, the Chief

Executive Officer of Company 1 wrote a letter (the "Letter") to the Company's Chief Executive Officer, P. Enoch Stiff, expressing a desire to pursue a business combination with the Company. The Special Committee requested that Morgan Stanley make a presentation to the Board of Directors on the Company's alternatives and discuss ways to respond to the Letter.

     On February 16, 1999, the Board of Directors met in Milwaukee to discuss a number of matters, including the Letter. Morgan Stanley presented a range of possible alternatives available to the Company and discussed, on a preliminary basis, issues and opportunities associated with those alternatives. At the conclusion of the meeting, the Board of Directors determined to authorize management and Morgan Stanley to initiate discussions with Company 1, Company 2 and other parties about a possible business combination.

     On March 4, 1999, the Company formally retained Morgan Stanley to assist it in connection with the exploration of a possible business combination.

     Subsequent to February 16, 1999, Morgan Stanley contacted a number of parties to explore their potential interest in a business combination with the Company. Morgan Stanley and the Company provided information, subject to confidentiality agreements, to Company 1, Company 2, and other third parties.

     During May, June and July, potential acquirors of the Company, including Company 1 and Company 2, undertook a business investigation of the Company, including meetings with management, tours of certain of the Company's manufacturing facilities, and a review of certain of the Company's financial, legal and other documents and records.

     On June 23, 1999, John Janitz, President and Chief Operating Officer of Parent, called Mr. Stiff to express an interest in a possible business combination. On July 9, 1999, Parent and the Company executed a confidentiality agreement, pursuant to which the Company provided financial and other information to the Parent. Mr. Janitz and Mr. Stiff met in Milwaukee on July 19, 1999, and discussed the merits of a possible business combination. Mr. Stiff informed Mr. Janitz that the Company would be willing to make available to Parent additional financial and other information about the Company. Commencing on July 21, 1999 and continuing into August, representatives of Parent undertook a due diligence investigation of the Company.

     During the week of August 2, 1999, the Company received proposals for a business combination from Company 1, Company 2 and Parent.

     On August 6, 1999, the Special Committee convened a telephonic meeting to review the proposals. It was determined to discuss the proposals with the Board of Directors at a meeting held on August 10, 1999.

     At the August 10 Board of Directors meeting, management and Morgan Stanley reviewed the process conducted over the preceding months and reviewed the proposals. Morgan Stanley presented a financial presentation on the Company including a detailed discussion of valuation. The Board of Directors concluded that Parent's proposal was superior to the indications of interest provided by Company 1 and Company 2 and, accordingly, determined to authorize management and the Company's legal and financial advisors to enter into contractual negotiations with Parent concerning a transaction and to allow Parent to conclude its due diligence investigation of the Company.

     Prior to the August 10 meeting, representatives of Parent contacted Mr. Stiff and indicated that, in connection with Parent's proposal, Parent also desired to enter into certain arrangements with Mr. Stiff providing for the purchase of a portion of the Shares owned by him and additional understandings concerning his employment by the Company following an acquisition by Parent. Subsequently, those discussions were broadened to include other members of management. Between August 10 and August 20, various members of management and their counsel negotiated with Parent and its counsel concerning the terms of such arrangements. See Section 11.

     Following the August 10 meeting, the Company's counsel provided Parent's counsel with a draft merger agreement and proceeded to negotiate the terms thereof with Parent's counsel. On August 17, 1999, the Board of Directors of the Company met by telephone to review developments since its meeting on August 10 and to evaluate progress made by Parent in completing its due diligence investigation and the status of contract negotiations between the parties. In addition, the Board of Directors received and reviewed a report from management containing preliminary internal financial projections for fiscal 2000 and subsequent years.

     Between August 17 and August 20, 1999, counsel to the Company and counsel to Parent substantially completed negotiations concerning the terms of the Merger Agreement, and Messrs. Stiff and Laetz and their counsel completed negotiations with Parent and its counsel concerning the terms of the Stock Purchase Agreements.

     On August 20, 1999, the Board of Directors met to consider the proposed Merger Agreement and the transactions contemplated thereby. At such meeting, the Board of Directors reviewed the discussions between the Company, Parent and other parties and considered the proposed transaction with Parent. In particular, the Board of Directors received reports from its legal and financial advisers concerning the transaction process and reviewed the terms and conditions of the proposed Merger Agreement. Morgan Stanley delivered its opinion to the Board of Directors that, based upon and subject to the matters set forth therein and as of the date thereof, the cash consideration to be received by stockholders of the Company in the Offer and the Merger was fair to the stockholders of the Company from a financial point of view. After considering such presentations, the Board of Directors unanimously approved the proposed Merger Agreement and all transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company. The Board of Directors unanimously recommended that stockholders of the Company accept the Offer and tender their Shares and the associated Rights to the Purchaser pursuant to the Offer.

     At the meeting, the Company also approved an amendment to the Rights Agreement that provides that Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Rights will not separate from the Shares as a result of entering into the Merger Agreement, commencing or consummating the Offer or consummating the Merger pursuant to the terms of the Merger Agreement. The Company has also taken actions necessary to ensure that the Merger Agreement and the transactions contemplated thereby will not trigger any "poison pill" or any other anti-takeover provision adopted by the Company or available to it, to its knowledge, under applicable law.

     Following the meeting on August 20, 1999 of the Board of Directors, the Stock Purchase Agreements were executed and delivered. On August 21, 1999, the Company's counsel and Parent's counsel completed final negotiations concerning the terms of the Merger Agreement and the Merger Agreement was executed and delivered.

     11. THE MERGER AGREEMENT, STOCK PURCHASE AGREEMENTS AND DISCUSSIONS REGARDING EMPLOYMENT.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the copy thereof filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides that no later than five business days from and including the date of initial public announcement of the Merger Agreement the Purchaser will commence the Offer. The parties to the Merger Agreement have agreed in the Merger Agreement that the obligations of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions described in Section 15 hereof, including the Minimum Condition. Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition), provided, that, without the prior written consent of the Company, the Purchaser will not (i) decrease the amount to be paid per share in the Offer to below $21.00, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) impose conditions to the Offer in addition to the Offer conditions set forth in Annex A to the Merger Agreement (the "Offer Conditions") or modify the Offer conditions in a manner adverse to the holders of Shares or
(v) amend any other term of the Offer in a manner adverse to the holders of the Shares, (provided that a waiver by Purchaser of any condition other than the Minimum Condition shall not be deemed to be adverse to the holders of the Shares).

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived (and, at the request of the Company, Purchaser shall, subject to Purchaser's right to terminate the Merger Agreement pursuant to
Article IX thereof, extend the Offer for additional periods, unless the only conditions not satisfied or earlier waived on the then scheduled expiration date are one or more of the Minimum Condition and the conditions set forth in paragraph (b) of the Offer Conditions, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer and (y) if paragraph (b) of the Offer Conditions has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 10 calendar days after Purchaser has furnished the Company written notice of such failure) and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. The rights reserved by the Purchaser in this

Section 11 are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

     Company Board Representation. The Merger Agreement provides that, promptly (but in any event within two business days) upon purchase by the Purchaser of a majority of the outstanding Shares pursuant to the Offer, either (a) a majority of the members of the Board of Directors of the Company shall resign and the remaining members of the Board of Directors of the Company shall fill all of the vacated Board positions with persons designated by Parent or (b) the size of the Board of Directors of the Company shall be expanded and the vacant seats filled with persons designated by Parent so that Parent's designees shall constitute a majority of the members of the Board of Directors of the Company. In either case, at all times thereafter through the Effective Time a majority of the members of the Board of Directors of the Company shall be persons designated by Parent. The Merger Agreement further provides that the Company's obligations to appoint designees to its Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     The Merger. The Merger Agreement provides, upon the terms and subject to the conditions thereof, at the Effective Time and in accordance with the DGCL, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as a the Surviving Corporation.

     The Merger Agreement provides that the certificate of incorporation of Purchaser, as in effect immediately prior to Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law (except that the name of the Surviving Corporation shall be changed to OmniQuip Textron International Inc.). At the Effective Time, the by-laws of the Purchaser, as in effect immediately prior to the Effective Time will be the by-laws of the Surviving Corporation and until thereafter altered, amended or repealed as provided by law. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until their respective successor shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

     At the Effective Time, each Share and each associated Right that are issued and outstanding immediately prior to the Effective Time (other than Shares (and associated Rights) owned by the Company or by the Parent, the Purchaser or any direct or indirectly wholly-owned subsidiary of the Company, the Parent or the Purchaser, which shall be cancelled, and other than Shares (and associated Rights), if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the Company, the Purchaser or the holders of the Shares, be cancelled, extinguished and converted into and become a right to receive $21.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes. All Shares that are owned by the Company (as treasury stock or otherwise) and all Shares owned by the Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of the Company, the Parent or the Purchaser, if any, will be canceled and retired and cease to exist, and no cash or other consideration will be delivered in exchange therefore.

     The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted in favor of the Merger and who is otherwise entitled to demand and who properly demands appraisal for such Shares in accordance with all the provisions of the DGCL concerning the rights of holders of Shares to dissent from the Merger and require appraisal of their Shares will not be converted into or exchangeable for the right to receive the Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder's right to appraisal, if any. Such holders will be entitled to receive the appraised value of such Shares held by them in accordance with the applicable provisions of the DGCL. If, after the Effective Time, such holder fails to perfect or loses its right to appraisal, each Share of such holder will be treated as if it had been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon.

     The Merger Agreement provides that each share of common stock of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Merger Agreement provides that each option granted to a Company employee or director pursuant to the Company's Amended and Restated 1996 Long-Term Incentive Plan (the "LTIP") and 1996 Directors Non-Qualified Stock Option Plan (the "Directors Plan"; together, the "Stock Plans") to acquire shares of Company Common Stock (each such option hereinafter is referred to as an "Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which, as of the Effective Time, $21.00 exceeds the exercise price per share shall, effective as of immediately prior to the Effective Time, be canceled in exchange for a single lump sum cash payment equal to the product of (1) the number of Shares subject to such Option and (2) the excess of $21.00 over the exercise price per share of such Option (subject to any applicable withholding taxes). Each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which, as of the Effective Time, $21.00 does not exceed the exercise price per share shall, effective as of immediately prior to the Effective Time, be canceled and no payments shall be made with respect thereto. Prior to the Effective Time, the Company (a) will obtain any consents from holders of Options under the Directors Plan necessary to give effect to the aforementioned discussed above and (b) will use its reasonable best efforts to obtain consents to the cancellation of Options with exercise prices that exceed $21.00 per Share from holders of Options under the LTIP.

     Immediately prior to the Effective Time, each Share previously issued in the form of restricted stock pursuant to the Company's Amended and Restated 1996 Long-Term Incentive Plan shall fully vest and all restrictions thereon shall be removed.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization and authorizations, capital stock, subsidiaries, noncontravention and consents, filings with the Commission, financial statements, no material adverse change, legal proceedings, subsequent events, commissions and fees, offering documents, employee benefit plans, compliance with the law, rights plan, intellectual property, taxes and opinion of financial advisor. Some of the representations are qualified by the limitation that, in order for the representation to have been breached, the event breaching the representation must have a Material Adverse Effect. A "Material Adverse Effect" as to the Company means any adverse change or changes in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries, which individually or in the aggregate is or are material to the Company and its Subsidiaries, taken as a whole, other than (i) any change or effect arising out of general economic conditions or (ii) any change or effect which the Company has disclosed in writing, prior to the date hereof, to Parent has occurred or is likely to occur.

     In addition, the Merger Agreement contains representations and warranties of the Parent and the Purchaser concerning their organization, authorizations of the agreement, noncontravention and consents, commissions and fees, and financing.

AGREEMENTS OF THE COMPANY, THE PARENT AND THE PURCHASER.

     CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, prior to the Effective Time, the Company and its subsidiaries will conduct their operations according to their ordinary and usual course of business and consistent with past practice. The Merger Agreement further provides that, without limiting the generality of the foregoing, and except as expressly contemplated by the Merger Agreement, or as set forth in the Schedules, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent:

          (a) except for shares to be issued or delivered pursuant to awards outstanding on the date hereof under the Company's Stock Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of
     (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

          (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock, including the Shares;

          (c) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than the payment of a regular quarterly cash dividend on the Shares on or about September 30, 1999 of $0.01 per Share payable to stockholders of record on September 15, 1999 and except for dividends by a wholly-owned subsidiary of the Company;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (e) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

          (f) make any acquisition, by means of merger, consolidation or otherwise, or material disposition (other than acquisition or disposition of inventory, supplies and products in the ordinary course of business, consistent with past practice), of assets or securities, or permit any assets to become subject, other than in the ordinary course of business, to any material lien or encumbrance;

          (g) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned subsidiary of the Company;

          (h) grant any increases in the compensation of any of its directors, officers or key employees; for avoidance of doubt "compensation" being defined to include all stock options, stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or similar benefits;

          (i) grant any increases in the compensation of any of its employees, other than employees who are directors, officers or key employees, except in the ordinary course of business consistent with past practice;

          (j) pay or agree to pay or accelerate the payment of any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any director or officer of the Company or any of its Subsidiaries, whether past or present;

          (k) enter into any new or amend any existing employment or severance or termination agreement with any such director or officer;

          (l) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

          (m) settle or compromise any material claims (including any claims in respect of tax liabilities or refunds) or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims;

          (n) make any change, other than as required by applicable law, regulation or change in generally accepted accounting principles, in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

          (o) except as otherwise required by applicable law or regulation, make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

          (p) take any action to amend or alter the Rights Agreement in any manner adverse to Parent's, Purchaser's or the Company's ability to commence or consummate the transactions contemplated by the Merger Agreement pursuant to the terms hereof;

          (q) incur any capital expenditures, other than in the ordinary course of business and consistent with past practices; or

          (r) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     No Solicitation of Transactions. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal (as defined below). The Merger Agreement also provides that the Company, its subsidiaries, directors, employees, representatives and agents may furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not initiated, solicited or knowingly encouraged by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof (with respect to confidential information, pursuant to appropriate confidentiality agreements), and may participate in discussions and negotiate with such entity or group concerning any Takeover Proposal, only if such entity or group has submitted a bona fide proposal to the Board of Directors relating to any such transaction and (a) if the Board of Directors determines in good faith, after receiving advice from its independent financial advisor, that such entity or group has submitted to the Company a Takeover Proposal which is reasonably likely to be a Superior Proposal (as defined below), and (b) if the Board of Directors determines, in its good faith judgment, based on the opinion of outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's fiduciary obligations under applicable law. The Company shall promptly notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. The Company is required to promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other person which was not previously provided to Parent and to keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and other transactions contemplated by the Merger Agreement. Except as set forth in
Section 7.2 of the Merger Agreement, neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, knowingly encourage or solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser, or any designees of Parent or Purchaser) concerning any Takeover Proposal; provided, that the Company or the Board of Directors may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided further, that the Board of Directors may not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board of Directors determines in its good faith judgment based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the fiduciary duty of the Board of Directors under applicable law. As used in the Merger Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or its subsidiaries other than transactions contemplated by the Merger Agreement. As used in the Merger Agreement, "Superior Proposal" means a bona fide proposal made by a third party to acquire all of the outstanding Shares of the Company pursuant to a tender offer or a merger, or to purchase all or substantially all of the assets of the Company, on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of its financial and legal advisors) to be more favorable to the

Company and its stockholders than the transactions contemplated by the Merger Agreement, after taking into account all relevant factors, including, without limitation, (i) the consideration to be paid to stockholders pursuant thereto,
(ii) the time estimated to be required for consummation, and (iii) financial, regulatory and other risks of nonconsummation.

     Meeting of Stockholders; Proxy Statement. The Merger Agreement provides that if required by applicable law in order to consummate the Merger, the Company will duly call, give notice of, convene and hold an annual or special meeting of stockholders ("Stockholders Meeting") promptly after the consummation of the Offer to consider and vote upon the Merger Agreement and the Merger. At the Stockholders Meeting, the Parent and the Purchaser will cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and approve the Merger. If the Stockholders Meeting is called, the Company will prepare and file with the Commission a proxy statement (the "Proxy Statement") to be mailed to the stockholders of the Company in connection with the meeting of such stockholders to consider and vote upon the Merger which will include, subject to the fiduciary obligations of the Board of Directors under applicable law, the recommendation of the Board that the stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. As soon as practicable following the consummation of the Offer, the Company will file the Proxy Statement with the Commission. The Company, the Parent and the Purchaser will use their reasonable best efforts to respond promptly to all comments of and requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time following expiration or termination of the Offer. The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90% of the outstanding Shares, the Company will, at the request of the Purchaser, subject to Article VIII of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with
Section 253 of the DGCL.

     Access to Information; Confidentiality. The Merger Agreement provides that the Company will and will cause each of its subsidiaries to give the Parent and its representatives reasonable access, during regular business hours during the period prior to the Effective Time upon reasonable notice, to all of the properties, books and records and, during such period, shall (and shall cause each of its subsidiaries) to furnish promptly to Parent and its representatives all information concerning its business, properties and personnel as may reasonably be requested. Information obtained by the Parent or the Purchaser will be subject to the confidentiality agreement between the Company and Parent (the "Confidentiality Agreement").

     Public Disclosures. The Merger Agreement provides that the Parent and the Company will consult with each other and mutually agree before issuing any press release or otherwise making any public statement with respect to the Offer or the Merger and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or requirements of any exchange upon which the Shares or the shares of the Parent are traded, in which case the party proposing to issue such press release or make such public announcement will use its reasonable best efforts to consult in good faith with the other party before issuing such press releases or making any such public statements.

     Indemnification and Insurance. The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of the Company on the date of the Merger Agreement, which will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of individuals who prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time, (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

     In addition, the Merger Agreement provides that Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than six years the policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement); provided, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous to the Company's present or former directors or officers or other employees covered by such insurance policies prior to the Effective Time (the "Indemnified Parties") and provided further that substitution does not result in any gaps in coverage with respect to matters occurring prior to the Effective Time.

     Further Assurances. The Merger Agreement provides that, subject to the other provisions of the Merger Agreement, each of the parties will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, Parent, Purchaser and the Company using their respective best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or governmental entity relating to consummating the transactions contemplated by the Merger Agreement, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction; provided, however, in no event shall Parent, Purchaser or the Company be obligated to agree or consent to any divestiture of assets, hold-separate agreement or other similar undertakings pursuant to any antitrust or similar laws or regulations for the purposes of consummating or making effective transactions contemplated by the Merger Agreement.

     Notice of Subsequent Events. The Merger Agreement provides that each party will give the other party notice of the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and any failure of a party to comply or satisfy any covenant, condition or agreement to be complied with under the Merger Agreement.

     Employment; Employee Welfare. The Merger Agreement provides that the Parent will maintain for a period of one year following the Effective Time employee benefit plans and programs, for the benefit of employees of the Company and its subsidiaries (other than those employees covered by collective bargaining arrangements) that are in the aggregate no less favorable than those provided to such employees of the Company and its subsidiaries, as applicable, under the plans as in effect immediately prior to the Closing (the "Existing Plans"). The Parent will credit the prior service of all employees of the Company and its subsidiaries for purposes of determining the eligibility, and vesting under any employee benefit plan provided by Parent for the benefit of the employees. Employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement. In addition, the Surviving Corporation will assume and honor in accordance with their terms all existing employment and severance agreements and arrangements which are set forth in the Company Disclosure Schedule.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) there shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; (ii) to the extent required by applicable law and the certificate of incorporation and by-laws of the Company, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Shares; (iii) all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, considered as whole (assuming the Merger had taken place), or on Parent's ability to own, control and operate the Company and its subsidiaries, and the waiting periods under the HSR Act shall have expired or been terminated; and
(iv) the Purchaser or its permitted assignee shall have purchased all Shares tendered pursuant to the Offer. The conditions to the Merger set forth above are different from the conditions to the Offer which are set forth in Section 15.

     Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated at any time and the Offer and Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of the parties;

          (b) by either the Parent or the Company if (i) any governmental or regulatory agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or (ii) due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have failed to pay for Shares pursuant to the Offer on or prior to the Outside Date (as defined below), unless such failure has been caused by or results from the failure of the party seeking to terminate the Merger Agreement to perform in any material respect any of its respective covenants or agreements contained in the Merger Agreement. As used herein, the term "Outside Date" shall mean the later of (A) 90 days following the date of the Merger Agreement, or (B) the date on which either the applicable waiting period under the HSR Act shall have expired or been terminated;

          (c) by the Company if (i), by action of the Board of Directors, (A) the Company, based on the advice of outside legal counsel to the Company that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, subject to complying with the terms of the Merger Agreement, proposes to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (B) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to the Merger Agreement such that the Board of Directors determines, in good faith after consultation with its financial advisors, that the Merger Agreement as so amended is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal; and (ii) if (A) Purchaser shall have (x) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (y) failed to pay for any Shares pursuant to the Offer to the extent required under the Merger Agreement, or (z) terminated the Offer without purchasing Shares pursuant to the Offer, or (B) there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured within 10 calendar days after written notice of such breach is given by the Company to the party committing such breach. The Merger Agreement provides that (A) the Company will not enter into a binding agreement referred to in clause (i) above until at least the sixth business day after it has provided the notice to Parent required thereby, and (B) the Company will notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification and
     (C) it shall be a condition precedent to the effectiveness of any termination pursuant to clause (i) that the $20,000,000 fee required to be paid as described below shall have been paid in full simultaneously with, or prior to, such termination; and

          (d) by the Parent if (i) the Board of Directors shall have withdrawn or adversely modified its approval or recommendation of the Merger Agreement or failed to reconfirm its recommendation thereof within five business days after a written request by Parent to do so, (ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that is qualified as to materiality or there has been a material breach of any other representation, warranty, covenant or agreement contained in the Merger Agreement, in any case that is not curable or, if curable, is not cured within 10 calendar days after written notice of such breach is given by Parent to the party committing such breach, or (iii) on a scheduled expiration date all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Purchaser terminates the Offer without purchasing Shares pursuant to the Offer, provided that the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer, or
     (iv) Purchaser shall have otherwise terminated the Offer in accordance with the terms of the Merger Agreement without purchasing shares pursuant to the Offer.

     The Merger Agreement provides that if (i) the Merger Agreement is terminated by the Company pursuant to (c)(i) above or (ii) is terminated by Parent pursuant to (d)(i)above, then the Company shall simultaneously or prior to such termination, pay Parent a termination fee of $ 20,000,000 and pay, in no event later than two days after the date of such termination, the amount of all documented out-of pocket expenses of the Parent and Purchaser incurred in connection with the negotiation and execution of the Merger Agreement and the consumma-tion of the transactions contemplated thereby. If the Merger Agreement is terminated by Parent pursuant to (d)(ii) above, then the Company shall promptly pay, but in no event later than two days after the date of such termination, a termination fee of $1,000,000 representing liquidated damages for Parent's internal costs and expenses plus the amount of all documented out-of pocket expenses of the Parent and the Purchaser incurred in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby. If the Merger Agreement is (i) terminated by the Company pursuant to (c)(ii)(A)(x) or (y) or (c)(ii)(B), above, then Parent shall promptly, but in no event later than two days after the date of such termination or event, pay the Company a termination fee of $1,000,000, plus the amount of all documented out of pocket expenses of the Company incurred in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby.

     The Merger Agreement provides that in the event of a termination by either the Company, the Parent and the Purchaser pursuant to the terms of the Merger Agreement, the Merger Agreement will then become null and void and there will be no further liability or obligation on the part of either the Company, the Parent or the Purchaser (or any of their respective directors, officers, employees, agents, advisors or other representatives), subject to certain exceptions.

     The Merger Agreement further provides that except as otherwise specifically provided therein, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

THE STOCK PURCHASE AGREEMENTS

     The following is a summary of the Stock Purchase Agreements (collectively, the "Stock Purchase Agreements"), each dated August 20, 1999, between the Purchaser and each of Messrs. Stiff and Laetz (collectively, the "Sellers"), which summary is qualified in its entirety by reference to the copies thereof filed as exhibits to the Tender Offer Statement on Schedule 14D-1. See "Background of the Offer; Contacts with the Company -- Background" for a description of background of the Stock Purchase Agreements.

     Consideration; Escrow Arrangements. The Purchaser has entered into Stock Purchase Agreements, dated as of August 20, 1999, with each of (a) Mr. Stiff and
(b) Mr. Laetz and his wife (Mr. Laetz's shares were held jointly with Mrs. Laetz). In consideration for the transfer and delivery of 346,275 and 63,938 Shares (collectively, the "Transferred Shares") to the Purchaser by Mr. Stiff and the Laetz', respectively, the Purchaser paid $7,271,775 and $1,342,698, respectively, for such Shares pursuant to the Stock Purchase Agreements. Of such amounts, the Purchaser paid Mr. Stiff $5,194,125 and the Laetz' $959,070 upon Purchaser's receipt of the Transferred Shares on August 21, 1999. The remaining portions of the consideration, $2,077,650 in the case of Mr. Stiff and $383,628 in the case of the Laetz' (collectively, the "Escrow Amounts"), have been deposited with an escrow agent who established accounts for such Escrow Amounts.

     Under the terms of the Stock Purchase Agreements, the Escrow Amounts will be paid to the Sellers or returned to Purchaser, depending upon the Company's operating performance during the period beginning October 1, 1999 and ending December 31, 2002. The Stock Purchase Agreements establish a Performance Benchmark (as defined below) and provide that if the cumulative Performance Benchmark over the applicable period does not exceed $164,597,000, all of the Escrow Amounts will be payable to Purchaser. If the cumulative Performance Benchmark equals or exceeds $222,696,000 over the applicable period, the

Sellers will be entitled to receive all of the Escrow Amounts. If the cumulative Performance Benchmark over the applicable period falls between the foregoing amounts, the Stock Purchase Agreements provide for proportionate payments of the Escrow Amounts to Sellers, with the balance being payable to Purchaser.

     The Stock Purchase Agreements also contain provisions for the payment of the Escrow Amounts in the event of termination of employment of a Seller during the applicable performance period. If employment is terminated by the Company for any reason but "cause," or by a Seller for "good reason" (as such terms are defined in employment agreements that may be entered into with the Company) at any time prior to December 31, 2002, such Seller will be entitled to receive the entire Escrow Amount. In the event of termination for "cause" or without "good reason," the Stock Purchase Agreements establish a formula for the proportionate payment of the Escrow Amounts based upon lapse of time and partial proportionate achievement of the Performance Benchmark over the period from October 1, 1999 to the date of termination of employment. In addition, if the Purchaser fails to commence the Offer for any reason or the Offer is terminated without purchases being made thereunder for any reason other than a sale of the Company at a price higher than the Purchaser's Offer, the Escrow Amounts are payable in full to the Purchaser.

     The Stock Purchase Agreements also provide for loans to the Sellers for periods of up to four years at the lowest available interest rate that would not result in imputed income to the Sellers for Federal income tax purposes in order for the Sellers to meet obligations for the payment of taxes arising from the Escrow Amounts.

     For purposes of the Stock Purchase Agreements, "Performance Benchmark" shall mean, net sales less finance charges less cost of sales less sales, general and administrative expenses (SG&A) of the Company and its subsidiaries on a consolidated basis. For the avoidance of doubt, the parties have agreed that the definition of Performance Benchmark shall include acquisition goodwill amortization of the Company (including its consolidated subsidiaries) for acquisition goodwill created prior to the date of Purchaser's purchase of Shares pursuant to the Offer of $4.152 million; and shall exclude (i) interest expense,
(ii) the Parent's corporate expenses; (iii) the goodwill amortization of the Parent relating to the Merger and related purchase price adjustments; (iv) additional depreciation expense resulting from the write up of assets following the Merger; (v) expenses relating to the period after the Merger for environmental, health and safety expenses, plant reorganization, product liability insurance savings; (vi) savings resulting from the elimination of the obligation of the Company to report its financial results publicly; and (vii) the effect of acquisitions by the Company or its subsidiaries after the Merger Date or of the transfer by the Parent of any business or product line to the Company or its subsidiaries.

DISCUSSIONS REGARDING EMPLOYMENT

     During the period in which the Parent and the Purchaser were engaged in discussions regarding the terms of the Stock Purchase Agreements, the Parent and the Purchaser were also engaged in discussions with Mr. Stiff regarding his continued employment with the Company following the consummation of the transactions contemplated by the Merger Agreement. Such discussions were extended to include Mr. Laetz and two other executive officers of the Company. Among the matters discussed were: (i) general terms and conditions of employment; (ii) possible grants of options to purchase Parent common stock pursuant to the terms of Parent's 1999 Long Term Incentive Plan; and (iii) incentive compensation based on the performance of the Company following the consummation of the transactions contemplated by the Merger. As of the date of this Offer to Purchase, such discussions were continuing between the Parent (and its counsel) and Messrs. Stiff and Laetz (and their counsel), but had ceased with respect to the other two executive officers of the Company. Among the issues resolved in principle between Parent and Messrs. Stiff and Laetz were the amount of the incentive compensation and the duration of the employment agreement. Subject to resolving certain other employment-related terms and conditions (including, among other things, the amount payable in the event of a termination of their employment) and the preparation of mutually satisfactory documentation, Mr. Stiff could receive incentive compensation of up to approximately $3.1 million and Mr. Laetz could receive incentive compensation of up to approximately $575,000 if the Company reaches the applicable Cumulative Performance Benchmark in the periods between October 1, 1999 and December 31, 2002. Such levels of performance were determined by the Parent by adjusting the financial projections provided by the Company (see "Certain Information Concerning the Company -- Certain Projections" above) and extrapolating them for the applicable period. The Parent also expects that any employment agreements with Messrs. Stiff and Laetz will provide for grants to them of options to purchase Parent common stock pursuant to the terms of the Parent's 1999 Long Term Incentive Plan and other customary fringe benefits. The Parent and the Purchaser believe that it would be in their best interests to successfully conclude negotiations with respect to the foregoing employment agreements as promptly as possible and have committed to continue negotiations in this regard. However, the consummation of the Offer and the Merger are not conditioned upon the execution and delivery of any employment agreement with either Mr. Stiff or Mr. Laetz.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY; RIGHTS AGREEMENT.

     Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90% of the outstanding Shares, the Company shall, at the Purchaser's request, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE

PURCHASER OR THE COMPANY MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH SECTION 14(a) OF THE EXCHANGE ACT.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of certain provisions of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy.

     Except as described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     Rights Agreement. In 1998, the Board of Directors of the Company declared a dividend, payable to stockholders of record as of August 31, 1998, of one Right for each outstanding Share. The Rights Agreement provides that each Right, when exercisable, will entitle the holder thereof until August 31, 2008, to purchase one-hundredth of a share of Series A Preferred Stock, par value $.01 per share, at an exercise price of $85, subject to certain anti-dilution adjustments. The Rights will not be exercisable or transferable apart from Shares until the earlier of (i) the close of business on the tenth day after the date on which there is a public announcement that a Person (as defined in the Rights Agreement) or group has acquired beneficial ownership of 10% or more of the outstanding Shares (an "Acquiring Person") or (ii) the close of business on the tenth business day after the date that a tender or exchange offer for 10% or more of the outstanding Shares is first published or sent or given within the meaning of Rule 14d-2 under the Exchange Act. The Rights are redeemable by the Company at $.01 per right at any time prior to the earlier of (i) the close of business on the tenth day after the date that a Person or group becomes an Acquiring Person or (ii) August 31, 2008. At any time after a Section 11(a)(2) Event (as defined in the Rights Agreement) occurs, the Company's Board of Directors may exchange all or any part of the Right for Shares at an exchange ratio of one Share per Right.

     In the event that the Company is a party to a merger or other business combination transaction in which the Company is not the surviving entity, each Right will entitle the holder to purchase, at the exercise price of the Right, that number of shares of the common stock of the acquiring company which, at the time of such transaction, would have a market value of two times the exercise price of the Right. In addition, at any time after a Section 11(a)(2) Event occurs, each Right would become exercisable for the number of shares of Common Stock which, at that time, would have a market value of two times the exercise price of the Right.

     In connection with executing the Merger Agreement, the Company has amended the Rights Agreement to provide that Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Rights will not separate from the Shares as a result of entering into the Merger Agreement, commencing or consummating the Offer or consummating the Merger pursuant to the terms of the Merger Agreement. The Company has also taken all action necessary to ensure that the Merger Agreement and the transactions contemplated thereby will not trigger any "poison pill" or any other anti-takeover provision adopted by the Company or available to it under applicable law.

     The foregoing description of the Rights Agreement, as amended, and of the Rights is qualified in its entirety by the terms of the Rights Agreement, dated as of August 21, 1998, by and between the Company and the Rights Agent, a copy of which has been filed as an exhibit to the Company's Current Report on Form 8-K dated August 21, 1998, the terms of the First Amendment to the Rights Agreement, dated as of October 2, 1998, a copy of which has been filed as an exhibit to the Company's Current Report on Form 8-K dated October 2, 1998, the terms of the Second Amendment to the Rights Agreement, dated as of February 16, 1999, a copy of which has been filed as an exhibit to the Company's Current Report on Form 8-K dated February 24, 1999, and a copy of the Third Amendment to the Rights Agreement, dated as of August 20, 1999, which has been filed as an exhibit to the Schedule 14D-9 of the Company, dated August 27, 1999, all of which are incorporated herein by reference. A copy of the Rights Agreement is available free of charge from the Company.

     13. DIVIDENDS AND DISTRIBUTIONS. If on or after the date of the Merger Agreement (except as set forth in the Merger Agreement -- See Section 6), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15,
(i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued inclusion on the Nasdaq National Market. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued inclusion on Nasdaq and the Shares are no longer included on Nasdaq, as the case may be, the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of Nasdaq, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and provided that Purchaser shall not be obligated to accept for payment any Shares until (i) expiration of all applicable waiting periods under the HSR Act and (ii) the Minimum Condition shall have been satisfied, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any Shares tendered pursuant to the Offer, and may, subject to the terms of the Merger Agreement, terminate or amend the Offer if on or after August 21, 1999, and at or before the time of payment for any of such Shares, any of the following events shall occur (or become known to Parent) and remain in effect:

          (a) there shall have occurred and be continuing as of the then scheduled expiration date of the Offer: (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States; or (iv) any material limitation (whether or not mandatory) by any governmental or regulatory authority, agency or commission, domestic or foreign ("Governmental Entity"), on the extension of credit by banks or other lending institutions in the United States;

          (b) (i) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement; (ii) any representation or warranty of the Company set forth in the Merger Agreement which is qualified by materiality shall not have been true and correct as of the date of the

     Merger Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer; or (iii) any representation or warranty of the Company set forth in the Merger Agreement which is not qualified by materiality shall not have been true and correct in all material respects as of the date of the Merger Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer, except in the case of clauses (ii) and (iii) of this paragraph (b) for representations and warranties which by their terms speak only as of another date, which representations and warranties, if qualified by materiality, shall not have been true and correct as of such date and, if not qualified, shall not have been true and correct in all material respects as of such other date;

          (c) any court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which:
     (i)prevents, prohibits or materially restricts consummation of the Offer or the Merger; (ii) prohibits or materially limits the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or as a result of the Offer or the Merger compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of their respective business or assets; (iii) imposes material limitations on the ability of Parent or any subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; or (iv) requires divestiture by Parent or any affiliate of Parent of any Shares;

          (d) any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries after the date of the Merger Agreement that, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect;

          (e) the Board of Directors (or a special committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and Purchaser its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any Superior Proposal;

          (f) any Person, other than Parent, Purchaser or their affiliates or any group of which any of them is a member, acquires beneficial ownership of twenty percent or more of the Shares or rights to acquire twenty percent or more of the Shares; or

          (g) the Merger Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which makes it inadvisable, as determined by the Purchaser in good faith, to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in its sole discretion. The failure of Parent or Purchaser at any time to enforce any of the foregoing rights shall not be deemed a waiver of such right, the waiver of such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (Federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated

Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 16.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     Parent filed on August 25, 1999 with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from the Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (except as otherwise provided in the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under Federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Parent and the Purchaser believe that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Salomon Smith Barney Inc. is acting as Dealer Manager in connection with the Offer and serving as the Parent's exclusive financial advisor in connection with the Parent's proposed acquisition of the Company, for which services Salomon Smith Barney Inc. will obtain customary compensation contingent upon the successful consummation of the Offer. Parent will also reimburse Salomon Smith Barney Inc. for all reasonable travel and other out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and has also agreed to indemnify Salomon Smith Barney Inc. and certain related parties against certain liabilities, including certain liabilities under the Federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney Inc. and its affiliates may actively trade or hold the securities of the Parent and the Company for their account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     The Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent and Citibank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state.

In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 8 of this Offer to Purchase.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser or the Parent not contained herein or in the Letter of Transmittal and if given or made, such information or representation must not be relied upon as having been authorized.

                                          Telescope Acquisition Inc.

August 27, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     1. Directors and executive officers of Purchaser. The name and position of each director and executive officer of the Purchaser are set forth below. All directors and executive officers listed below are citizens of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. Unless otherwise indicated the business address of each such director and officer is c/o Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

NAME AND                                AGE, PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
BUSINESS ADDRESS                               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------                        -----------------------------------------------
Frank J. Feraco                        Mr. Feraco, 52, has been President of Telescope
                                       Acquisition Inc. since August 1999. Mr. Feraco
                                       has been President, Textron Industrial Products
                                       since September 1998. Previously, Mr. Feraco was
                                       President, Outdoor Leisure Division, Sunbeam
                                       Corporation from January 1998 to August 1998.
                                       From 1996 to 1998, Mr. Feraco was President and
                                       Sector Executive, Kohler
                                       International -- Sterling Plumbing Group, Kohler
                                       Company, and from 1994 to 1996, he was President,
                                       Danaher Tool Group, Danaher Corporation. Mr.
                                       Feraco is a director of the American Hardware
                                       Association.
Edward C. Arditte                      Mr. Arditte, 44, has been Vice President and
                                       Treasurer of Telescope Acquisition Inc. since
                                       August 1999. Mr. Arditte is Vice President and
                                       Treasurer of Textron Inc., a position he has held
                                       since 1997. Previously, Mr. Arditte was Vice
                                       President Finance and Business Development,
                                       Textron Fastening Systems from 1995 to 1997, and
                                       Vice President -- Communications and Risk
                                       Management of Textron Inc. from 1994 to 1995.
John R. Curran                         Mr. Curran, 44, has been Vice President of
                                       Telescope Acquisition Inc. since August 1999. Mr.
                                       Curran is Vice President, Business
                                       Development -- Industrial Products Segment of
                                       Textron Inc., a position he has held since July
                                       1998. Previously, Mr. Curran was Director,
                                       Business Development, Textron Industrial Products
                                       from 1995 to June 1998, and Director, Tax
                                       Planning and Senior Tax Counsel, Textron Inc.
                                       from 1994 to 1995.
Arnold M. Friedman                     Mr. Friedman, 56, has been Vice President of
                                       Telescope Acquisition Inc. since August 1999. Mr.
                                       Friedman has been Vice President and Deputy
                                       General Counsel of Textron Inc. since 1984.
Gregory E. Hudson                      Mr. Hudson, 52, has been Vice President -- Taxes
                                       of Telescope Acquisition Inc. since August 1999.
                                       Mr. Hudson has been Vice President -- Taxes of
                                       Textron Inc. since 1987.

NAME AND                                AGE, PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
BUSINESS ADDRESS                               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------                        -----------------------------------------------
Wayne W. Juchatz                       Mr. Juchatz, 53, has been Vice President of
                                       Telescope Acquisition Inc. since August 1999. Mr.
                                       Juchatz is Executive Vice President and General
                                       Counsel of Textron Inc., a position he has held
                                       since 1995. Previously, Mr. Juchatz was Executive
                                       Vice President and General Counsel, R. J.
                                       Reynolds Tobacco Company from 1994 to 1995, and
                                       Senior Vice President, General Counsel and
                                       Secretary, R. J. Reynolds Tobacco Company from
                                       1987 to 1994.
Bhikhaji M. Maneckji                   Mr. Maneckji, 50, has been a director and Vice
                                       President, General Counsel and Assistant
                                       Secretary of Telescope Acquisition Inc. since
                                       August 1999. Mr. Maneckji is Vice President and
                                       General Counsel, Textron Industrial Products, a
                                       position he has held since 1997. Previously, Mr.
                                       Maneckji was General Counsel, Textron Industrial
                                       Products from 1995 to 1997, and Assistant General
                                       Counsel and Assistant Secretary, Textron Inc.
                                       from 1986 to 1995. Mr. Maneckji was a director of
                                       Bridgeport Machines, Inc. from 1995 through
                                       August 1999.
Lawrence J. O'Connell                  Mr. O'Connell, 36, has been a director and Vice
                                       President of Telescope Acquisition Inc. since
                                       August 1999. Mr. O'Connell is Group Counsel -
                                       Golf, Turf Care and Specialty Products, Textron
                                       Industrial Products, a position he has held since
                                       May 1999. Previously, Mr. O'Connell was Risk
                                       Management Counsel, Textron Inc. from 1994 to May
                                       1999.
Ann T. Willaman                        Ms. Willaman, 45, has been a director and Vice
                                       President and Secretary of Telescope Acquisition
                                       Inc. since August 1999. Ms. Willaman has been
                                       Legal Department Administrator and Assistant
                                       Secretary of Textron Inc. since 1989.

     2. Directors of Parent. The name, business address, age, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent are set forth below. All directors listed below are citizens of the United States of America except for Mr. Gagne (who is a citizen of Canada). Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. Unless otherwise indicated the business address of each such director is c/o Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

                                                                        AGE, PRESENT PRINCIPAL OCCUPATION
                                                                           OR EMPLOYMENT AND FIVE-YEAR
      NAME                     BUSINESS ADDRESS                                EMPLOYMENT HISTORY
      ----                     ----------------                         ---------------------------------
H. Jesse Arnelle     Womble, Carlyle, Sandridge & Rice,     Mr. Arnelle, 65, was a senior partner in the law firm of
                     200 W. Second Street,                  Arnelle, Hastie, McGee, Willis & Greene, San Francisco,
                     Winston-Salem, NC 27102                with which he had been associated from 1985 through his
                                                            retirement in 1996. Following his retirement, he became
                                                            Of Counsel to the North Carolina law firm of Womble,
                                                            Carlyle, Sandridge & Rice. Mr. Arnelle is a director of
                                                            FPL Group, Inc., Waste Management, Inc., Eastman Chemical
                                                            Corporation, Armstrong World Industries and Union Pacific
                                                            Resources, Inc. and served from November 1990 through
                                                            1998 as a director of Wells Fargo Bank, N.A. and Wells
                                                            Fargo & Company.

Teresa Beck          1681 South Mohawk Way,                 Ms. Beck, 44, is the former President of American Stores
                     Salt Lake City, UT 84108               Company, one of the nation's largest food and drug
                                                            retailers. She joined American Stores Company in 1982 and
                                                            progressed through various executive positions. Ms. Beck
                                                            was named Senior Vice President of Finance and Assistant
                                                            Secretary in 1989, became Executive Vice President,
                                                            Administration in 1992 and Executive Vice President,
                                                            Finance in 1994 and assumed the additional position of
                                                            Chief Financial Officer from 1995. She became President
                                                            in 1998 and served in that capacity until 1999 when she
                                                            left the Company.

Lewis B. Campbell                                           Mr. Campbell, 53, is Chairman and Chief Executive Officer
                                                            of Textron. He joined Textron in 1992 as Executive Vice
                                                            President and Chief Operating Officer, became President
                                                            and Chief Operating Officer in 1994, assumed the title of
                                                            Chief Executive Officer and relinquished the title of
                                                            Chief Operating Officer in July 1998 and assumed the
                                                            title of Chairman and relinquished the title of President
                                                            in February 1999. Prior to joining Textron he was a Vice
                                                            President of General Motors Corporation and General
                                                            Manager of its GMC Truck Division. Mr. Campbell is a
                                                            director of Bristol Myers Squibb Co.

R. Stuart Dickson    Ruddick Corporation,                   Mr. Dickson, 70, was Chairman of the Board of Ruddick
                     2000 First Union Plaza,                Corporation, a diversified holding company with interests
                     Charlotte, NC 28282                    in industrial sewing thread and regional supermarkets,
                                                            from 1968 until 1994. Mr. Dickson currently serves as
                                                            Chairman of the Ruddick Executive Committee. Mr. Dickson
                                                            is a director of Ruddick Corporation, First Union
                                                            Corporation, PCA International, United Dominion
                                                            Industries and Dimon Incorporated.



Lawrence K. Fish     Citizens Financial Group, Inc.,        Mr. Fish, 54, is Chairman, President and Chief Executive Officer of
                     One Citizens Plaza,                    Citizens Financial Group, Inc., a multi-state bank holding company
                     Providence, RI 02903                   headquartered in Providence, Rhode Island, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of
                                                            Scotland Group. Mr. Fish is a member of the Federal Reserve
                                                            Advisory Council and the past co-chair of the Rhode Island
                                                            Economic Development Council.

                                       I-3

Joe T. Ford          ALLTEL Corporation,                    Mr. Ford, 62, is Chairman of the Board and chief executive officer of
                     One Allied Drive,                      ALLTEL Corporation, a telecommunications and information
                     Little Rock, AR 72202                  services company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone
                                                            Company in Little Rock and Mid-Continental Telephone
                                                            Corporation, became chief executive officer in 1987 and assumed his current position in 1991. Mr. Ford is a director of The Dial
                                                            Corporation.

Paul E. Gagne        Kroger, Inc.,                          Mr. Gagne, 53, was President and Chief Executive Officer of Avenor
                     3285 Bedford Road,                     Inc., a forest products company, and is now a consultant in the area
                     Montreal, Quebec H35 1G5 Canada        of corporate strategic planning and acquisitions. He joined Avenor in
                                                            1976, became President and chief operating officer in 1990 and assumed the additional position of chief executive officer in 1991 serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagne joined Kroger Inc., a major privately held producer of paper and tissue, as advisor, corporate strategy and acquisitions. He is a director of Inmet Mining Corporation, Wajax
                                                            Limited, Celanese Canada Limited and Kroger Tissue Group (U.K.), and
                                                            a member of the board of the C.D. Howe Institute.

John A. Janitz                                              Mr. Janitz, 56, is President and Chief Operating Officer of Textron.
                                                            He joined Textron in 1996 as Chairman, President and Chief Executive
                                                            Officer of Textron Automotive Company and assumed his present position in March 1999. From 1990 to 1996 he was Executive Vice
                                                            President and General Manager of TRW Inc.'s Occupant Restraint Group
                                                            based in Cleveland, Ohio, a worldwide business that develops, manufactures and markets air bags, seat belts and fastening systems.
                                                            Prior to joining TRW, he was President of Wickes Manufacturing
                                                            Company, an automotive supplier based in Southfield, Michigan.

John D. Macomber     JDM Investment Group,                  Mr. Macomber, 71, is Principal of JDM Investment Group, a private
                     2806 N Street, N.W.,                   investment firm. He joined the firm as Principal in 1992. He served
                     Washington, DC 20007                   as Chairman and President of the Export-Import Bank of the United
                                                            States from 1989 to 1992. Mr. Macomber was chief executive officer of
                                                            Celanese Corporation, a diversified chemical company, from 1977 to
                                                            1986 and also served as Chairman from 1980 to 1986. He is a director of The Brown Group, Inc., IRI International, Lehman Brothers Holdings
                                                            Inc., and Mettler-Toledo International Inc.

Dana G. Mead         Tenneco, Inc.,                         Mr. Mead, 63, is Chairman and chief executive officer of Tenneco
                     1275 King Street,                      Inc., a global manufacturing company that owns and manages businesses
                     Greenwich, CT 06831                    in two sectors: automotive parts and packaging. He joined the company as President and chief operating officer in 1992 and assumed his current position in 1994. Prior to joining Tenneco, Mr. Mead was
                                                            Executive Vice President and a director of International Paper
                                                            Company, a manufacturer of paper, pulp and wood products. Mr. Mead is also a director of Pfizer Inc., the Zurich Insurance Group, Unisource
                                                            Worldwide, Inc. and Newport News Shipbuilding Inc., a former Tenneco subsidiary.

Brian H. Rowe        GE Aircraft Engines,                   Mr. Rowe, 66, is the retired Chairman and now a consultant of GE
                     General Electric Company,              Aircraft Engines, General Electric Company, a manufacturer of
                     1 Neumann Way, N178,                   combustion turbine engines for aircraft, marine and industrial
                     Cincinnati, OH 45215                   applications. He joined General Electric in 1957, became President and Chief Executive Officer of GEAE in 1979 and Chairman in
                                                            1993, serving in that capacity until his retirement in 1994. Mr. Rowe is a director of Atlas Air, Inc., B/ E Aerospace, Canadian Marconi,
                                                            Fifth Third Bank, Stewart & Stevenson Services, Inc., Cincinnati
                                                            Bell Inc., Convergys and Dynatech Corporation.

Sam F. Segnar        10077 Grogan's Mill Road,              Mr. Segnar, 71, is the retired Chairman and Chief Executive Officer
                     Suite 530,                             of Enron Corporation and former Chairman of the Board of Vista
                     The Woodlands, TX 77380                Chemical Co. and Collecting Bank, N.A., Houston, TX. Mr. Segnar is a
                                                            director of Seagull Energy Corporation and Gulf States Utilities
                                                            Company, and an advisory director of Pilko and Associates Inc.

Jean Head Sisco      Sisco Associates,                      Mrs. Sisco, 74, is a partner in the international trade consulting
                     5335 Wisconsin Avenue,                 firm of Sisco Associates. She is a director of The Neiman Marcus
                     Suite 440,                             Group, Inc., Newmont Mining Corporation, Chiquita Brands
                     Washington, DC 20015-2034              International, Inc., K-Tron International, Inc., American
                                                            Funds -- Series I and Socrates Technology. She held various executive offices with the Washington, D.C. department store chain of Woodward
                                                            & Lothrop from 1950 to 1974. She served as a consultant on governmental and public affairs to the American Retail Federation from 1974 to 1977 and is a past Chairman and a director of the
                                                            National Association of Corporate Directors.

Martin D. Walker     M.A. Hanna Company,                    Mr. Walker, 67, is Chairman and Chief Executive Officer of M. A.
                     200 Public Square,                     Hanna Company, an international specialty chemicals company, a
                     Suite 36-50000                         position he was elected to in October 1998. He held this position
                     Cleveland, OH 44114-2304               previously from September 1986 until December 1996, and then continued as chairman of the board until June 1997, when he retired.
                                                            Mr. Walker is a director of Comerica, Inc., The Timken Company, The
                                                            Goodyear Tire & Rubber Co. and Lexmark International, Inc.

Thomas B. Wheeler    Massachusetts Mutual Life Insurance    Mr. Wheeler, 63, is Chairman of Massachusetts Mutual Life Insurance
                     Company,                               Company. He was a member of the Massachusetts Mutual field sales
                     1295 State Street,                     force from 1962 to 1983, served as Executive Vice President of
                     Springfield, MA 01111                  Massachusetts Mutual's insurance and financial management line from
                                                            1983 to 1986, became President and chief operating officer in 1987,
                                                            President and Chief Executive Officer in 1988 and Chairman and Chief
                                                            Executive Officer in 1996. He relinquished the title of Chief
                                                            Executive Officer in January 1999. He is a director of The Bank of
                                                            Boston Corporation and Chairman of Oppenheimer Acquisition Corp. and
                                                            David L. Babson & Co. Inc.

     4. Executive officers of Parent. The name, business address, age, present principal occupation or employment and five-year employment history of each executive officer of the Parent are set forth below. All executive officers listed below are citizens of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. The business address of each such executive officer is c/o Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

                                     AGE, PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                    EMPLOYMENT HISTORY
-------------------------            ---------------------------------
Lewis B. Campbell          See "Directors of Parent" above.

John A. Janitz             See "Directors of Parent" above.

John D. Butler             Mr. Butler, 52, is Executive Vice President
                           Administration and Chief Human Resources Officer, a
                           title he assumed in January 1999. He previously was
                           Executive Vice President and Chief Human Resources
                           Officer (1997 to December 1998) and Vice President
                           Personnel of General Motors International Operations,
                           Zurich, Switzerland (1993 to 1997).

Mary L. Howell             Ms. Howell, 46, is Executive Vice President
                           Government, International, Communications and Investor
                           Relations, a title she assumed in July 1998. She
                           previously was Executive Vice President Government and
                           International (1995 to July 1998) and Senior Vice
                           President Government and International Relations (1993
                           to 1995).

Wayne W. Juchatz           See "Directors and executive officers of Purchaser"
                           above.

Stephen L. Key             Mr. Key, 55, is Executive Vice President and Chief
                           Financial Officer, a title he assumed in 1995. He
                           previously was Executive Vice President and Chief
                           Financial Officer of ConAgra, Inc. (1992 to 1995).

     5. Persons Who May Be Designated by Parent to Serve as Directors on the Company's Board of Directors. The name of each person who may be designated by Parent to serve as directors on the Company's Board of Directors is set forth below. All persons listed below are citizens of the United States of America. The other required information with respect to each such person is set forth under "Executive Officers of Parent" above. The business address of each such designee is c/o Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

                                     AGE, PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                   EMPLOYMENT HISTORY
-------------------------            ---------------------------------
Robert J. Ayotte           Mr. Ayotte, 46, is Chief Financial Officer, Textron
                           Industrial Products, an office he has held since
                           January 1999. Previously, Mr. Ayotte was Vice
                           President - Finance, Textron Fastening Systems-
                           Europe from January 1997 to December 1998, Vice
                           President - Finance of Avdel Textron from September
                           1994 to December 1996, and Vice President - Finance
                           of Textron Systems Division from April 1991 to August
                           1994.
John R. Curran             See "Directors and executive officers of Purchaser"
                           above.
Frank J. Feraco            See "Directors and executive officers of Purchaser"
                           above.
Bhikhaji M. Maneckji       See "Directors and executive officers of Purchaser"
                           above.
Lawrence J. O'Connell      See "Directors and executive officers of Purchaser"
                           above.

     6.  Ownership of Shares by Directors and Officers.  None.

                                                                     SCHEDULE II

                      PURCHASES OF SHARES OF COMMON STOCK
                         BY PARENT AND ITS SUBSIDIARIES

DATE                     NUMBER OF SHARES    PRICE PER SHARE            SELLER
----                     ----------------    ---------------    ----------------------
August 21, 1999........      346,275               $21*         P. Enoch Stiff
August 21, 1999........       63,938               $21*         Curtis and Linda Laetz

-------------------------

* Subject to adjustment as described under "The Merger Agreement, Stock Purchase Agreements and Discussions Regarding Employment" in Section 11.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares (and, if a Distribution Date shall have occurred, certificates for Rights) and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

          BY HAND:                     BY MAIL:               BY OVERNIGHT COURIER
                                                                   DELIVERY:
       Citibank, N.A.               Citibank, N.A.
   Corporate Trust Window           P. O. Box 685                Citibank, N.A.
 111 Wall Street, 5th Floor      Old Chelsea Station        915 Broadway, 5th Floor
  New York, New York 10043     New York, New York 10113     New York, New York 10010

                                      FACSIMILE:
                              (for Eligible Institutions
                                        Only)
                                    (212) 505-2248
                              FACSIMILE CONFIRMATION BY
                                      TELEPHONE:
                                    (800) 270-0808

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 848-2998

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY

                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll-Free: (800) 772-7865